Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2023 Third Quarter Financial Results

•Sales grew 24% to $162.9 million in the quarter and were up 31% year-to-date to $493.9 million
•Bookings totaled $176.0 million in the quarter and $540.9 million for the nine month period
•Record backlog of $604.3 million1, the seventh consecutive quarterly record reflecting continued strong demand
•Net loss was $17.0 million after $3.8 million tax benefit and $11.1 million non-cash reserves related to a customer bankruptcy
•Adjusted EBITDA2 was $8.8 million, or 5.4% of sales, a 500 basis point improvement over prior-year period
•Revenue guidance for 2023 raised to $680 million to $690 million from previous range of $640 million to $680 million; Fourth quarter revenue expected to be $185 million to $195 million, the mid-point returns to pre-pandemic average quarterly sales levels of 2019
EAST AURORA, NY, November 8, 2023 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission-critical industries, today reported financial results for the three and nine months ended September 30, 2023.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “Our business continues to strengthen, driven by consistent demand and an improving supply chain. Our manufacturing processes are building momentum but progress is somewhat lumpy, with light third quarter results followed by a significant step up expected in the fourth quarter. We are increasing
1 Backlog in all periods presented excludes backlog associated with a non-Aerospace contract manufacturing customer who recently filed bankruptcy. Please see the attached table of Order and Backlog Trend.
2 Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net loss.
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

our 2023 revenue guidance range to $680 million to $690 million from our previous range of $640 million to $680 million. At the midpoint of our updated guidance, we would record 28% growth for the year. Our expectations for a very strong fourth quarter promise an exciting end to the year, and a return in average quarterly sales volume to pre-pandemic levels.”
Third Quarter Results

	Three Months Ended			Nine Months Ended
($ in thousands)	September 30, 2023	October 1, 2022	% Change	September 30, 2023	October 1, 2022	% Change

Sales	$162,922	$131,438	24.0%	$493,914	$376,741	31.1%
Loss from Operations	$(14,479)	$(14,314)	(1.2)%	$(14,453)	$(26,877)	46.2%
Operating Margin %	(8.9)%	(10.9)%		(2.9)%	(7.1)%
Net Gain on Sale of Business	$—	$—		$(3,427)	$(11,284)
Net Loss	$(16,983)	$(14,857)	(14.3)%	$(33,397)	$(28,968)	(15.3)%
Net Loss %	(10.4)%	(11.3)%		(6.8)%	(7.7)%

*Adjusted EBITDA	$8,827	$477	1,750.5%	$30,749	$3,507	776.8%
*Adjusted EBITDA Margin %	5.4%	0.4%		6.2%	0.9%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net loss.
Third Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $31.5 million, or 24.0%. Aerospace sales increased $29.9 million, or 26.7%, driven primarily by higher sales to the commercial transport market. Test Systems sales increased $1.6 million on higher defense revenue.
Consolidated operating loss was $14.5 million, which includes the impact of an $11.1 million non-cash reserve. In November 2023, a non-core contract manufacturing customer declared bankruptcy, and as a result, a reserve of $7.5 million was recorded for outstanding receivables, which impacted selling, general and administrative expenses, and a reserve of $3.6 million was recorded for inventory, which impacted cost of goods sold. The customer was classified within the “Other” product category of the Aerospace segment. Excluding the non-cash reserve, operating income was positively impacted by higher volume.
Interest expense was $6.0 million in the current period, compared with $2.5 million in the prior-year period, primarily driven by higher interest rates on the Company’s credit facilities which were refinanced in January of this year. Interest expense included approximately $0.8 million of non-cash amortization of capitalized financing-related fees.
Tax benefit in the quarter was $3.8 million. Tax expense for the year is expected to be $1 million to $2 million, down from $5.6 million year-to-date.
Consolidated net loss was $17.0 million, or $0.51 per diluted share, compared with net loss of $14.9 million, or $0.46 per diluted share, in the prior year. The reserve for the customer bankruptcy on a per share basis was $0.33.
Consolidated adjusted EBITDA increased to $8.8 million, or 5.4% of consolidated sales, compared with adjusted EBITDA of $0.5 million, or 0.4% of consolidated sales, in the prior year period primarily as a result of higher sales.
Bookings were $176.0 million in the quarter resulting in a book-to-bill ratio of 1.08:1. For the trailing twelve months, bookings totaled $723.3 million. Backlog at the end of the third quarter was a
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

record $604.3 million and excludes $19.9 million of backlog that was associated with the customer bankruptcy referred to previously. Approximately $505.3 million of backlog is expected to ship over the next twelve months.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $29.9 million, or 26.7%, to $142.1 million. The increase was driven by a 29.8% increase, or $23.3 million, in commercial transport sales. Sales to this market were $101.7 million, or 62.5% of consolidated sales in the quarter, compared with $78.4 million, or 59.6% of consolidated sales in the third quarter of 2022. Higher airline spending and increasing OEM build rates drove the increased demand.
Military aircraft sales increased $4.2 million, or 33.9%, to $16.7 million. General Aviation sales increased $1.4 million, or 9.8%, to $16.2 million.
Aerospace segment operating loss of $7.5 million, which includes the impact of $11.1 million in reserves related to accounts receivable and inventory, compares with operating loss of $6.9 million in the same period last year.
Aerospace bookings were $153.3 million for a book-to-bill ratio of 1.08:1. Backlog for the Aerospace segment was a record $513.9 million at quarter end.
Mr. Gundermann commented, “Our Aerospace business continues to accelerate. Demand for air travel is driving the recovery, both in terms of OEM production rates and retrofit activity. All of our major strategic Aerospace thrusts, including passenger entertainment, flight critical power and aircraft lighting are benefiting from these tailwinds. Our Aerospace bookings during the last four quarters were $644 million against sales of $574 million, for a book-to-bill of 1.12:1, confirming strong demand for our products and the opportunity for continued growth.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $20.8 million, up $1.6 million primarily as a result of higher defense revenue.
Test Systems segment operating loss was $1.8 million, an improvement over operating loss of $2.3 million in the third quarter of 2022, despite a $1.5 million increase in litigation-related legal expenses. The improvement reflects cost savings resulting from the second quarter 2023 realignment of staffing. Test Systems’ operating loss for both periods was negatively affected by mix, and under absorption of fixed costs due to volume.
Bookings for the Test Systems segment were $22.7 million for a book-to-bill ratio of 1.09:1 for the quarter. Backlog was $90.4 million at the end of the third quarter of 2023 compared with a backlog of $82.8 million at the end of the third quarter of 2022.
Mr. Gundermann commented, “Our Test business continues to tread water, awaiting significant new orders that have been in the pipeline for some time. Until those orders are booked, the Company will continue to contend with lower-than-expected revenue. We expect 2024 to be a much better year, but we need to receive the orders first.”
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

Liquidity and Financing
Cash on hand at the end of the quarter was $7.7 million. Capital expenditures in the quarter were $2.2 million. Net debt was $166.1 million.
Cash used for operations was $1.1 million in the third quarter of 2023, improving from cash used of $2.0 million in the second quarter. During the quarter, higher inventory and accounts receivable were partially offset by increased accounts payable and accrued expenses.
During the quarter, under its at-the-market offering, the Company sold 834,000 shares at an average price of $16.70 per share for net proceeds after offering expenses of $13.6 million.
David Burney, the Company’s CFO, said, “Liquidity was tight during the quarter as investment in net working capital remained at elevated levels in advance of what we expect will be a very strong fourth quarter and entry into 2024. We leveraged our at-the-market offering, which we initiated for just these purposes, to close liquidity requirements until we realize the cash generated from growing sales.”
He continued, “The customer bankruptcy reserves relate to some contract design and manufacturing work we did for a non-aerospace customer that started in 2021. The customer filed Chapter 11 just days ago so it is too early to predict a path to resolution, but we will be working to maximize our recovery through their reorganization process. The non-cash adjustment results in a very minor impact on our banking covenants and there are no other balances associated with this account on our balance sheet. We do not expect any further impacts to our balance sheet, nor any impact on our forecasted results for the fourth quarter or beyond.”
2023 and 2024 Outlook
The Company expects fourth quarter revenue to be in the range of $185 million to $195 million, and 2023 revenue to be approximately $680 million to $690 million. The midpoint of this range would be a 28% increase over 2022 sales.
The range for planned capital expenditures in 2023 has been reduced to $7 million to $9 million from previous expectations of $7 million to $12 million.
Peter Gundermann commented, “We expect our fourth quarter to be a very strong close to 2023, with revenue at pre-pandemic levels. This will be a big improvement over any other quarter we have seen since 2019, both for top and bottom line results.”
He concluded, “While we are not yet ready to issue revenue guidance for 2024, we expect the fourth quarter to be indicative of our activity level throughout the year. We will enter the year with significant tailwinds, including a record backlog, a stabilized labor force, moderating inflation, substantial new program awards, increasing OEM production rates and higher retrofit demand. Our sales increased 20% in 2022 and are projected to increase 28% in 2023. We anticipate yet another year of strong growth in 2024.”
Third Quarter 2023 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (412) 317-0518. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 10182544. The telephonic replay will be available from 8:00 p.m. on the day of the call through Wednesday, November 22, 2023. The webcast replay can be
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to achieving any revenue or profitability expectations, the rate of recovery of the commercial aerospace widebody/long haul markets, the improvement in the supply chain and reduction of spot buys, the timing of pricing and impact of inflation on margins, the effectiveness on profitability of cost reduction efforts, the timing of receipt of task orders or future orders, and the expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the continued global impact of COVID-19 and related governmental and other actions taken in response, the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2023	10/1/2022	9/30/2023	10/1/2022
Sales[1]	$162,922	$131,438	$493,914	$376,741
Cost of products sold[2]	142,304	117,050	413,091	326,711
Gross profit	20,618	14,388	80,823	50,030
Gross margin	12.7%	10.9%	16.4%	13.3%

Selling, general and administrative[3]	35,097	28,702	95,276	76,907
SG&A % of sales	21.5%	21.8%	19.3%	20.4%
Loss from operations	(14,479)	(14,314)	(14,453)	(26,877)
Operating margin	(8.9)%	(10.9)%	(2.9)%	(7.1)%

Net gain on sale of business[4]	—	—	(3,427)	(11,284)
Other expense (income)[5]	348	427	(562)	1,180
Interest expense, net	5,991	2,519	17,381	5,812
Loss before tax	(20,818)	(17,260)	(27,845)	(22,585)
Income tax (benefit) expense	(3,835)	(2,403)	5,552	6,383
Net loss	$(16,983)	$(14,857)	$(33,397)	$(28,968)
Net loss % of sales	(10.4)%	(11.3)%	(6.8)%	(7.7)%

*Basic loss per share:	$(0.51)	$(0.46)	$(1.02)	$(0.90)
*Diluted loss per share:	$(0.51)	$(0.46)	$(1.02)	$(0.90)

*Weighted average diluted shares outstanding (in thousands)	33,000	32,241	32,707	32,085

Capital expenditures[6]	$2,231	$1,790	$6,037	$4,283
Depreciation and amortization	$6,385	$6,817	$19,758	$20,905

1 In the nine months ended September 30, 2023, $5.8 million was recognized in sales related to the reversal of a deferred revenue liability recorded with a previous acquisition within our Test Systems Segment.
2 In the nine months ended October 1, 2022, $6.0 million of the Aviation Manufacturing Jobs Protection Program grant was recognized as an offset to cost of products sold. In the three and nine months ended September 30, 2023, $3.6 million in non-cash inventory reserves were recorded related to the bankruptcy of a non-core contract manufacturing customer included within the Aerospace segment.
3 Selling, general and administrative expense in the three and nine months ended September 30, 2023 includes $7.5 million in non-cash accounts receivable reserves related to the bankruptcy of a non-core contract manufacturing customer included within the Aerospace segment
4 Net gain on sale of business for the nine months ended September 30, 2023 and October 1, 2022 is comprised of the additional gain on the sale of the Company’s former semiconductor test business resulting from the contingent earnout for the 2022 and 2021 calendar year, respectively.
5 Other expense (income) for the nine months ended September 30, 2023 includes income of $1.8 million associated with the reversal of a liability related to an equity investment, as we will no longer be required to make the associated payment.
6 Excludes $1.4 million of capital expenditures in accounts payable at October 1, 2022.
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, non-cash reserves related to customer bankruptcy filings, legal reserves, settlements and recoveries, litigation-related expenses, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Nine Months Ended
	9/30/2023	10/1/2022	9/30/2023	10/1/2022
Net loss	$(16,983)	$(14,857)	$(33,397)	$(28,968)
Add back (deduct):
Interest expense	5,991	2,519	17,381	5,812
Income tax expense (benefit)	(3,835)	(2,403)	5,552	6,383
Depreciation and amortization expense	6,385	6,817	19,758	20,905
Equity-based compensation expense	1,611	1,457	5,603	5,178
Restructuring-related charges including severance	—	25	564	199
Legal reserve, settlements and recoveries	(1,227)	2,000	(2,532)	2,000
Customer accommodation settlement	—	2,100	—	2,100
Lease termination settlement	—	450	—	450
Non-cash accrued 401K contribution	1,237	1,103	3,773	3,300
Litigation-related legal expenses	4,574	1,266	14,024	3,440
Equity investment accrued payable write-off	—	—	(1,800)	—
AMJP grant benefit	—	—	—	(6,008)
Net gain on sale of business	—	—	(3,427)	(11,284)
Non-cash reserves for customer bankruptcy	11,074	—	11,074	—
Deferred liability recovery	—	—	(5,824)	—
Adjusted EBITDA	$8,827	$477	$30,749	$3,507

Sales	$162,922	$131,438	$493,914	$376,741
Adjusted EBITDA margin on sales	5.4%	0.4%	6.2%	0.9%
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	9/30/2023	12/31/2022
ASSETS
Cash and cash equivalents	$3,981	$13,778
Restricted cash	3,670	—
Accounts receivable and uncompleted contracts	152,961	147,790
Inventories	203,900	187,983
Other current assets	16,714	15,743
Property, plant and equipment, net	86,742	90,658
Other long-term assets	36,052	21,633
Intangible assets, net	68,682	79,277
Goodwill	58,169	58,169
Total assets	$630,871	$615,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$8,996	$4,500
Accounts payable and accrued expenses	123,100	114,545
Customer advances and deferred revenue	26,127	32,567
Long-term debt	160,000	159,500
Other liabilities	80,241	63,999
Shareholders' equity	232,407	239,920
Total liabilities and shareholders' equity	$630,871	$615,031

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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA

	Nine Months Ended
(Unaudited, $ in thousands)	9/30/2023	10/1/2022
Cash flows from operating activities:
Net loss	$(33,397)	$(28,968)
Adjustments to reconcile net loss to cash from operating activities:
Non-cash items:
Depreciation and amortization	19,758	20,905
Amortization of deferred financing fees	2,148	—
Provisions for non-cash losses on inventory and receivables[1]	13,713	1,033
Equity-based compensation expense	5,603	5,178
Net gain on sale of business	(3,427)	(11,284)
Operating lease non-cash expense	3,816	4,568
Non-cash 401K contribution accrual	3,773	3,300
Non-cash litigation provision adjustment	(1,305)	2,000
Non-cash deferred liability reversal	(5,824)	—
Other	911	2,997
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(12,980)	(28,196)
Inventories	(24,024)	(35,444)
Accounts payable	4,033	17,595
Accrued expenses	5,111	935
Income taxes	3,443	14,583
Operating lease liabilities	(3,660)	(5,715)
Customer advance payments and deferred revenue	(562)	1,990
Supplemental retirement plan liabilities	(304)	(306)
Other - net	898	(4,312)
Net cash from operating activities	(22,276)	(39,141)
Cash flows from investing activities:
Proceeds on sale of business and assets	3,427	21,981
Capital expenditures	(6,037)	(4,283)
Net cash from investing activities	(2,610)	17,698
Cash flows from financing activities:
Proceeds from long-term debt	135,732	109,625
Principal payments on long-term debt	(125,984)	(113,625)
Stock award and employee stock purchase plan activity	2,480	104
Proceeds from at-the-market stock sales	13,045	—
Finance lease principal payments	(47)	(85)
Financing-related costs	(6,447)	(968)
Net cash from financing activities	18,779	(4,949)
Effect of exchange rates on cash	(20)	(797)
Decrease in cash and cash equivalents and restricted cash	(6,127)	(27,189)
Cash and cash equivalents and restricted cash at beginning of period	13,778	29,757
Cash and cash equivalents and restricted cash at end of period	$7,651	$2,568
Supplemental Disclosure of Cash Flow Information
Non-Cash Investing Activities:
Capital Expenditures in Accounts Payable	$—	$1,392

1 In the nine months ended September 30, 2023, $11.1 million of non-cash reserves against receivables and inventory was recorded associated with the bankruptcy of a non-core contract manufacturing customer included within the Aerospace segment.
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2023	10/1/2022	9/30/2023	10/1/2022
Sales
Aerospace	$142,116	$112,177	$436,217	$322,871
Less inter-segment	(12)	—	(134)	(10)
Total Aerospace	142,104	112,177	436,083	322,861

Test Systems[1]	20,818	19,261	57,831	53,899
Less inter-segment	—	—	—	(19)
Total Test Systems	20,818	19,261	57,831	53,880

Total consolidated sales	162,922	131,438	493,914	376,741

Segment operating (loss) profit and margins
Aerospace[2]	(7,464)	(6,859)	10,342	(7,085)
	(5.3)%	(6.1)%	2.4%	(2.2)%
Test Systems[1]	(1,781)	(2,312)	(8,521)	(4,125)
	(8.6)%	(12.0)%	(14.7)%	(7.7)%
Total segment operating (loss) profit	(9,245)	(9,171)	1,821	(11,210)

Net gain on sale of business	—	—	(3,427)	(11,284)
Interest expense	5,991	2,519	17,381	5,812
Corporate expenses and other[3]	5,582	5,570	15,712	16,847
Loss before taxes	$(20,818)	$(17,260)	$(27,845)	$(22,585)
1 In the nine months ended September 30, 2023, $5.8 million was recognized in sales related to the reversal of a deferred revenue liability recorded with a previous acquisition within our Test Systems Segment, which also benefits operating loss for the period. Absent that benefit, Test Systems operating loss was $14.3 million.
2 In the nine months ended October 1, 2022, $6.0 million of the Aviation Manufacturing Jobs Protection Program grant was recognized as an offset to the cost of products sold in the Aerospace segment. Aerospace segment operating loss in the three and nine months ended September 30, 2023 includes reserves for $11.1 million in accounts receivable and inventory related to the bankruptcy filing of a non-core contract manufacturing customer classified within the Aerospace segment.
3 Corporate expenses and other for the nine months ended September 30, 2023 includes income of $1.8 million associated with the reversal of a liability related to an equity investment, as we will no longer be required to make the associated payment.
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Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2023 YTD
	9/30/2023	10/1/2022	% Change	9/30/2023	10/1/2022	% Change	% of Sales
Aerospace Segment
Commercial Transport	$101,724	$78,389	29.8%	$308,016	$211,721	45.5%	62.3%
Military Aircraft	16,687	12,463	33.9%	44,335	41,336	7.3%	9.0%
General Aviation	16,193	14,751	9.8%	60,656	48,748	24.4%	12.3%
Other	7,500	6,574	14.1%	23,076	21,056	9.6%	4.7%
Aerospace Total	142,104	112,177	26.7%	436,083	322,861	35.1%	88.3%

Test Systems Segment[1]
Government & Defense	20,818	19,261	8.1%	57,831	53,880	7.3%	11.7%

Total Sales	$162,922	$131,438	24.0%	$493,914	$376,741	31.1%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2023 YTD
	9/30/2023	10/1/2022	% Change	9/30/2023	10/1/2022	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$64,312	$46,155	39.3%	$185,712	$132,757	39.9%	37.6%
Lighting & Safety	38,496	29,740	29.4%	116,967	90,339	29.5%	23.7%
Avionics	22,347	24,172	(7.6)%	83,011	67,453	23.1%	16.8%
Systems Certification	6,535	3,985	64.0%	19,832	6,656	198.0%	4.0%
Structures	2,914	1,551	87.9%	7,485	4,600	62.7%	1.5%
Other	7,500	6,574	14.1%	23,076	21,056	9.6%	4.7%
Aerospace Total	142,104	112,177	26.7%	436,083	322,861	35.1%	88.3%

Test Systems Segment[1]	20,818	19,261	8.1%	57,831	53,880	7.3%	11.7%

Total Sales	$162,922	$131,438	24.0%	$493,914	$376,741	31.1%

1 Test Systems sales in the nine months ended September 30, 2023 included a $5.8 million reversal of a deferred revenue liability recorded with a previous acquisition.
-MORE-

Astronics Corporation Reports 2023 Third Quarter Financial Results
November 8, 2023

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Trailing Twelve Months
	12/31/2022	4/1/2023	7/1/2023	9/30/2023	9/30/2023
Sales
Aerospace	$138,335	$135,597	$158,382	$142,104	$574,418
Test Systems[1]	19,818	20,941	16,072	20,818	77,649
Total Sales[1]	$158,153	$156,538	$174,454	$162,922	$652,067

Bookings
Aerospace	$151,688	$150,096	$188,800	$153,272	$643,856
Test Systems	30,707	7,740	18,252	22,724	79,423
Total Bookings	$182,395	$157,836	$207,052	$175,996	$723,279

Backlog
Aerospace[2]	$457,796	$472,295	$502,713	$513,881
Test Systems	93,696	86,319	88,499	90,405
Total Backlog	$551,492	$558,614	$591,212	$604,286	N/A

Book:Bill Ratio
Aerospace	1.10	1.11	1.19	1.08	1.12
Test Systems[1]	1.55	0.51	1.14	1.09	1.11
Total Book:Bill[1]	1.15	1.05	1.19	1.08	1.12

SEGMENT SALES AND BOOKINGS
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
Quarterly Sales & Bookings
$800,000,000
$700,000,000
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$-
Trailing 12 Months Sales
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Aerospace Bookings
Test Bookings
Aerospace Sales
Test Sales

1 In the first quarter of 2023, Test Systems and Total sales include the $5.8 million reversal of a deferred revenue liability. The book:bill ratios have been calculated excluding the impact of that transaction.
2 In November of 2023, a non-core contract manufacturing customer reported within the Aerospace segment declared bankruptcy, and as a result, Aerospace and Total Backlog was reduced by $19.9 million in all periods affected. In the bar chart presented above, Aerospace and Total Bookings was reduced by $2.6 million and $17.2 million in second and third quarters of 2021, respectively.
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